Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Farhan Ahmad	Erica Pompen
	Investor Relations	Media Relations
	farhanahmad@micron.com	epompen@micron.com
	(408) 834-1927	(408) 834-1873

Micron Exercises Call Option to Acquire Remaining
Interest in IM Flash Technologies Joint Venture

Utah Facility Acquisition to Strengthen Micron’s Portfolio

BOISE, Idaho, Jan. 14, 2019 - Micron Technology, Inc., (NASDAQ: MU) today announced the company is exercising its right to purchase Intel’s interest in the parties’ joint venture, IM Flash Technologies, LLC (IM Flash). On Oct. 18, 2018, Micron disclosed its intention to exercise the option.

“The IM Flash acquisition will enable Micron to accelerate our R&D and optimize our manufacturing plan for 3D XPoint,” said Micron Technology President and CEO Sanjay Mehrotra. “The Utah-based facility provides us with the manufacturing flexibility and highly skilled talent to drive 3D XPoint development and innovation, and to deliver on our emerging technology roadmap.”

Micron anticipates that the pending acquisition will have no meaningful impact on overall non-GAAP financial results and foresees no changes to the company’s fiscal 2019 capital expenditures or long-term capital expenditure target. Micron has already consolidated the IM Flash joint venture, as reflected in its most recently reported financial statements. The transaction will close on a date in the next six to 12 months to be selected by Intel. At the time of close, Micron expects to pay approximately $1.5 billion in cash for the transaction. The payment will end Intel’s noncontrolling interest in IM Flash and eliminate IM Flash member debt on Micron’s balance sheet, which was $1 billion as of Nov. 29, 2018.

About Micron Technology, Inc.
We are an industry leader in innovative memory and storage solutions. Through our global brands - Micron®, Crucial® and Ballistix® - our broad portfolio of high-performance memory and storage technologies, including DRAM, NAND, NOR Flash and 3D XPoint™ memory, is transforming how the world uses information to enrich life. Backed by 40 years of technology leadership, our memory and storage solutions enable disruptive trends, including artificial intelligence, machine learning, and autonomous vehicles, in key market segments like cloud, data center, networking, mobile and automotive. Our common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

©2019 Micron Technology, Inc. All rights reserved. Information, products, and/or specifications are subject to change without notice. Micron, the Micron logo, and all other Micron trademarks are the property of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding the industry and our strategic position and financial results. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially. Please refer to the documents we file with the Securities and Exchange Commission, specifically our most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause our actual results to differ materially from those contained in these forward-looking statements. These certain factors can be found at www.micron.com/certainfactors. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.